Exhibit 10.7

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (Lease) is entered into on this 15th day of June, 2012, by and between COMMERCE WAY LLC (Landlord) and AVANGARD CAPITAL GROUP, INC. (Tenant). Landlord is the owner of land and improvements whose address is: 2708 Commerce Way, Philadelphia, Pennsylvania, 19154. Landlord makes available for lease a portion of the Building designated as Suite 300 of the Commerce Way Office Complex (Leased Premises).

Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the provisions set forth herein.

THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, it is agreed:

Term.

The Initial Term of the Lease shall begin on the 1st day of August, 2012, and continue month-to-month. Landlord shall use its best efforts to put Tenant in possession of the Leased Premises on the beginning of the Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

Tenant may renew the Lease for extended terms of One (1) month. Tenant shall exercise such renewal option, if at all, by providing written notice to Landlord not less than fifteen (15) days prior to the expiration of the Initial Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as contained in this Lease.

Rent.

Tenant shall pay to Landlord rent of Two Thousand and Five Hundred Dollars ($2,500.00) per month. Each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord.

The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

Tenant shall also pay to Landlord a “Security Deposit” in the amount of Zero Dollars ($0.00).

Permitted Uses.

Notwithstanding the forgoing, Tenant shall use the Leased Premises for the purposes of corporate office space.

Sublease and Assignment.

Tenant shall have the right without Landlord’s consent, to assign this Lease to a business with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant’s assets.

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Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord’s consent, such consent not to be unreasonably withheld or delayed.

Repairs.

During the Lease term, Tenant shall make, at Tenant’s expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.

Alterations and Improvements.

Tenant, at Tenant’s expense, shall have the right, upon obtaining Landlord’s consent, to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that Tenant shall repair, at Tenant’s expense, all damage to the Leased Premises caused by such removal.

Property Taxes.

Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord’s personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant’s personal property at the Leased Premises.

Utilities.

Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. In the event that any utility or service provided to the Leased Premises is not separately metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant’s pro rata share of the charges.

Tenant shall pay such all such utility charges prior to the due date. Tenant acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord’s reasonable opinion, over load the wiring or interfere with electrical services to other tenants.

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Signs.

Following Landlord’s consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

Entry.

Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

Parking.

During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord reserves the right to designate parking areas for Tenant and Tenant’s agents and employees. Tenant shall provide Landlord with a list of all license numbers for the cars owned by Tenant, its agents and employees.

Building Rules.

Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

Damage and Destruction.

If the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects, such damage or defects not being the result of any act of negligence by Tenant or by any of Tenant’s agents, employees or invitees, that the same cannot be used for Tenant’s purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Tenant’s purposes, Landlord shall promptly repair such damage at the cost of the Landlord. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant’s purposes.

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Default.

In the event of a default made by Tenant in the payment of rent when due to Landlord, Tenant shall have fifteen (15) days after receipt of written notice thereof to cure such default. In the event of a default made by Tenant in any of the other covenants or conditions to be kept, observed and performed by Tenant, Tenant shall have thirty (30) days after receipt of written notice thereof to cure such default. In the event that the Tenant shall fail to cure any default within the time allowed under this paragraph, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

Quiet Possession.

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

Security Deposit.

Landlord shall hold the Security Deposit without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that Tenant shall not consider the Security Deposit an advance payment of rent or a measure of Landlord’s damages in case of default. Unless otherwise provided by law or regulation, Landlord may commingle the Security Deposit with Landlord’ s other funds. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord shall return the balance of the Security Deposit remaining after any such application to Tenant.

Brokers.

Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other charge, in connection with this Lease.

Waiver.

No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

Headings.

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

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Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

Governing Law

All matters pertaining to this agreement (including its interpretation, application, validity, performance and breach) in whatever jurisdiction action may be brought, shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Philadelphia County, State of Pennsylvania. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

ON BEHALF OF LANDLORD:	ON BEHALF OF TENANT:

/s/ Alan Gulko	/s/ Alan Gulko
Signature	Signature

Alan Gulko, General Manager	Alan Gulko, Chief Executive Officer
Print Name / Title	Print Name / Title

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